                                                                   EXHIBIT 10.01

                        SHARE SALE AND PURCHASE AGREEMENT

                                     Between

                  Perbio Science International Netherlands B.V.

                                       and

                                 Cidron Group AB

                                    regarding

               the sale and purchase of all outstanding shares in

                             Atos Medical Holding AB

                         Advokatfirman Hammarskiold & Co
                                  Skeppsbron 42
                                   PO Box 2278
                               SE-103 17 Stockholm

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                                                                               2

                                TABLE OF CONTENTS

CLAUSE                                                                                          PAGE
1.     DEFINITIONS AND INTERPRETATIONS......................................................      4
2.     SALE AND PURCHASE....................................................................      8
3.     PURCHASE PRICE.......................................................................      8
4.     CONDITIONS PRECEDENT.................................................................     11
5.     COVENANTS............................................................................     12
6.     COMPLETION...........................................................................     14
7.     REPRESENTATIONS AND WARRANTIES OF THE VENDOR.........................................     16
8.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......................................     21
9.     REMEDIES.............................................................................     21
10.    INTERIM MEASURES.....................................................................     22
11.    COSTS AND EXPENSES...................................................................     23
12.    CONFIDENTIALITY......................................................................     23
13.    ANNOUNCEMENTS........................................................................     24
14.    ASSIGNMENTS..........................................................................     24
15.    ENTIRE AGREEMENT AND AMENDMENTS......................................................     24
16.    NOTICES..............................................................................     24
17.    INVALIDITY...........................................................................     25
18.    WAIVER...............................................................................     26
19.    GOVERNING LAW AND DISPUTES...........................................................     26

LIST OF EXHIBITS

EXHIBIT           DESCRIPTION

Exhibit 1.1 (a)   "Benchmark Net Working Capital" calculation
Exhibit 1.1 (b)   "Net Working Capital calculation"
Exhibit 1.1 (c)   "Subsidiaries"
Exhibit 5.1(a)    Planned actions outside ordinary course
Exhibit 6.2(v)    List of Vendor appointed Directors
Exhibit 7.1.1     Share Capital of the Group
Exhibit 7.5 (i)   Agreements outside ordinary course
Exhibit 7.10.1    The Intellectual Property Rights
Exhibit 7.10.3    Current infringements of the Intellectual Property Rights
Exhibit 7.11      Material Contracts
Exhibit 7.14.3    Transaction Bonuses.

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                                                                               3

                        SHARE SALE AND PURCHASE AGREEMENT

This Share Sale and Purchase Agreement is made on the 7th day of March 2005 by and between on the one hand;

Perbio Science International Netherlands B.V., a company incorporated under the laws of the Netherlands and whose registered office is at Drentestraat 24, BG, 1083 HK Amsterdam, the Netherlands

(hereinafter referred to as the "Vendor"), and on the other hand;

Cidron Group AB, org. no. 556669-5820, a company incorporated under the laws of Sweden and whose registered office is at Stureplan 4A, 114 35 Stockholm, Sweden (hereinafter referred to as the "Purchaser").

WHEREAS;

A. The Vendor is the owner of 1,000 shares (hereinafter referred to as the "Shares") representing 100% of the capital and votes in Atos Medical Holding AB; (hereinafter referred to as the "Company").

B. The Company is part of the Fisher Scientific International Inc. Group and the Vendor is the parent company of the Swedish Medical Device business within the Fisher Scientific International Inc. Group.

C. The Purchaser is a special purpose entity indirectly owned by Nordic Capital V Ltd.

D. The Purchaser desires to purchase and the Vendor wishes to sell the Shares.

E. Representatives of Seller and Purchaser have specifically agreed that such sale and purchase shall be made with only a limited number of basic representations and warranties made by the Vendor that survive completion of the sale and purchase of the Shares.

NOW THEREFORE THE PARTIES HEREBY AGREE as follows:

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                                                                               4

1.    DEFINITIONS AND INTERPRETATIONS

1.1 In this Agreement and in the Exhibits hereto, which shall form part of this Agreement, the following words and expressions shall have the meanings respectively set out opposite them;

"Accounting Principles" shall mean the US GAAP accounting principles that have been consistently applied by the Group since September 2003 for purposes of the preparation of the Fisher internal monthly GMM reports;

"Agreement"             shall mean this Share Sale and Purchase Agreement and
                        all the schedules and exhibits attached hereto, each of which constitutes an integral part of this Agreement;

"Benchmark Net
Cash/Debt"              shall mean the estimated Net Cash/Debt as of Completion,
                        which shall be USD nil (0.00);

"Benchmark Net
Working Capital"        shall mean the average level of Net Working Capital for
                        the Group during 2004. The Benchmark Net Working Capital shall thus be SEK 27.5 million, as calculated in accordance with Exhibit 1.1 (a);

"Business Day"          Any day (other than a Saturday or Sunday) on which banks
                        in Stockholm are open for a full range of banking transactions;

"Company"               shall have the meaning set out in the introductory
                        paragraph (A) above;

"Company's Auditors"    shall mean the auditing firm Deloitte & Touche with Elna
                        Lembrer Astrom as main responsible auditor;

"Completion"            shall mean the completion of this Agreement in
                        accordance with Section 6 below;










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                                                                               5

"Completion Auditor"    shall have the meaning set out in Section 3.3(b) below;

"Completion Date"       shall mean the date on which Completion occurs or is
                        deemed to have occurred in accordance with this Agreement as set forth in Section 6.1 below;

"Completion Net
Cash/Debt"              shall have the meaning set out in Section 3.3 below;

"Completion Net
Working Capital"        shall have the meaning set out in Section 3.3 below;

"Completion Payment"    shall have the meaning set out in Section 3.1 below;

"Completion Statement"  shall have the meaning set out in Section 3.3 below;

"Conditions Precedent"  shall mean the conditions set out in Section 4.1 below;

"Final Purchase Price"  shall mean the final purchase price for the Shares as established in accordance with Section 3.3 below;

"Group"                 shall mean the Company and the Subsidiaries jointly;

"Group Companies"       shall mean the Company and the Subsidiaries;

"Intellectual Property
Rights" shall mean the registered patents, the registered and unregistered trademarks, copyrights, designs, trade and business names, including applications for any of these rights as listed in Exhibit 7.10.1;

"Key Employees"         shall mean Tommy Hedberg, Tommy Niklasson, Jan-Ove
                        Persson and Claes Hansson;

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                                                                               6

"Material Contracts"    shall mean each of the contracts which have a
                        material effect on the results and financial condition of the Group Companies, as set out in Exhibit 7.11;

"Net Cash/Debt"         shall mean (i) cash and marketable cash instruments with
                        maturity not more than 12 months minus (ii) long term interest bearing liabilities, short term interest bearing liabilities, accrued unpaid income taxes (net of any income tax receivable) related to the income tax year ending December 31 2004, minority interest liability, declared unpaid dividends and decided unpaid group contributions, as determined in accordance with the Accounting Principles;

"Net Working Capital"   shall mean the difference between current assets and
                        current liabilities to be calculated based on the line items set out in Exhibit 1.1(b), as determined in accordance with the Accounting Principles;

"Party"                 shall mean any of Vendor or the Purchaser;

"Parties"               shall mean the Vendor and the Purchaser collectively;

"Preliminary Purchase   shall mean the preliminary purchase price set out in
Price"                  Section 3.1 below;

"Purchaser"             shall have the meaning set out in the Preamble to this
                        Agreement;

"Shares" shall have the meaning set out in the introductory paragraph (A) above;

"Signing Date"          shall mean the date first above written;

"STIBOR"                shall mean the Stockholm Interbank Offered Rate;

"Subsidiaries"          shall mean the entities listed in Exhibit 1.1(c);

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                                                                               7

"USD" shall mean the lawful currency of the United States of America;

"Vendor" shall have the meaning set out in the introductory paragraph above;

"Vendor's Knowledge"    shall mean the actual knowledge of Todd
                        DuChene, Mark Dmytruk and Demaris Mills following their due and careful inquiries with the Key Employees.

1.2 The following provisions shall apply to the construction and interpretation of this Agreement and its Exhibits:

      (a) References to statutes, acts and the like of whatever jurisdiction shall include any modification, re-enactment or extension thereof whether made before or after the signing of this Agreement and any orders, regulations, instruments or other subordinate legislation made there under in force from time to time;

      (b) The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa;

      (c) References to persons shall include corporate bodies, corporate entities, firms, unincorporated associations and partnerships;

      (d) The headings are inserted for convenience only and shall not affect the construction of this Agreement;

      (e) The terms "material" or "material to the Group" and the concept of the "material" nature of an effect upon the Group shall be measured relative to the entire business of the Company and the Subsidiaries, taken as a whole, as such business is currently being conducted;

      (f) References to Sections, sub-sections and Exhibits are to the Sections and sub-sections of and Exhibits to this Agreement and include documents, etc. referred to in such Sections, sub-sections and Exhibits;

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                                                                               8

2.    SALE AND PURCHASE

2.1 Subject to the terms of this Agreement, the Vendor shall sell and transfer the Shares to the Purchaser and the Purchaser shall purchase the Shares from the Vendor at Completion.

2.2 The Shares shall be sold free from all liens and encumbrances and together with all accrued benefits and rights pertaining thereto.

3.    PURCHASE PRICE

3.1   PURCHASE PRICE; COMPLETION PAYMENT

      The Preliminary Purchase Price shall be (A) USD one hundred and ten million (110,000,000) plus (B) the Benchmark Net Cash/Debt (such net amount referred to hereinafter as the "Completion Payment"). The Completion Payment shall be subject to the Post-Completion Adjustment in accordance with Section 3.3 below.

3.2   PAYMENT OF THE COMPLETION PAYMENT

      The Completion Payment shall be paid in full at Completion in immediately available funds to the bank account(s) identified by Vendor.

3.3   POST-COMPLETION ADJUSTMENT OF COMPLETION PAYMENT

      Within thirty (30) days after the Completion Date, Vendor shall, with the assistance of the Company, prepare and deliver to Purchaser (A) an audited determination of the Net Cash/Debt of the Group as of the Completion Date without giving regard to any payments made at the Completion, prepared by applying the Accounting Principles (the "Completion Net Cash/Debt") and
      (B) an audited determination of the Net Working Capital of the Group as of the Completion Date, prepared by applying the Accounting Principles (the "Completion Net Working Capital"). The proposed determinations of (A) and
      (B)

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                                                                               9

      hereinafter referred to as the "Completion Statement". The calculation of the Completion Net Cash/Debt and the Completion Net Working Capital shall be prepared by using currency exchange rates applicable as of the Completion Date as quoted by Reuters on page 1 FED Federal Reserve Bank of New York currency fixing rates at 10.00 am EST on the Completion Date.

(a) If Purchaser does not object to such determination by Vendor of the Completion Net Cash/Debt and/or the Completion Net Working Capital by written notice of objection delivered to Vendor within twenty (20) days after Purchaser's receipt of the Completion Statement, the Completion Net Cash/Debt and/or the Completion Net Working Capital shall be deemed final and binding upon the Parties.

(b) If Purchaser delivers to Vendor a notice of objection in respect of the Completion Statement and the Parties cannot agree upon the determination thereof within fifteen (15) days of delivery of such notice of objection, then the Purchaser shall within twenty five (25) days of delivery of the notice of objection submit its final proposal for the determination of the Completion Net Cash/Debt and/or the Completion Net Working Capital to the Vendor and to KPMG acting as a completion auditor for the Parties (the "Completion Auditor"). If the Purchaser does not submit its final proposal for the determination of the Completion Net Cash/Debt and/or the Completion Net Working Capital within the specified time period, the Completion Statement shall be deemed final and binding upon the Parties.

(c) Within thirty (30) days of the submission of any dispute concerning the determination of the Completion Statement, the Completion Auditor shall render its decision determining the Completion Net Cash/Debt and/or the Completion Net Working Capital. After the Completion Auditor has rendered the decision determining the Completion Net Cash/Debt and/or the Completion Net Working Capital, the Completion Statement determined by the Completion Auditor shall be final and binding upon the Parties, unless either Party within fifteen (15) days from the Completion Auditor's decision notifies the other Party in writing of its non-satisfaction with the

      Completion Statement and within fifteen (15) days from such notice initiates arbitration in accordance with Section 19 below.

(d) The fees and expenses of the Completion Auditor for any determination under this Section 3 shall be borne by the Vendor and the Purchaser equally.

(e) Upon the final determination of the Completion Statement, the Parties shall make the following adjustments and applicable payments (the "Post-Completion Adjustment"):

      (i) If, pursuant to such final determination, the Completion Net Cash/Debt is less than the Benchmark Net Cash/Debt, then the Completion Payment shall be decreased by the amount of such difference and the Vendor shall reimburse the Purchaser such amount in accordance with Section 3.3(f).

      (ii) If, pursuant to such final determination, the Completion Net Cash/Debt is greater than the Benchmark Net Cash/Debt, then the Completion Payment shall be increased by the amount of such difference and Purchaser shall pay Vendor such amount in accordance with Section 3.3(f).

      (iii) If the Completion Net Working Capital is less than SEK 25.5 million, the Completion Payment shall be decreased by the amount of such difference and the Vendor shall reimburse the Purchaser such amount in accordance with Section 3.3(f) below.

      (iv) If the Completion Net Working Capital is higher than SEK 29.5 million, the Completion Payment shall be increased by the amount of such difference and the Purchaser shall pay the Vendor such amount in accordance with Section 3.3(f) below.

(f) Any Post-Completion Adjustment shall bear interest from the Completion Date to the date of payment thereof, at an interest rate equal to four percent (4 %) per annum calculated on the basis of actual number of days elapsed from the Completion Date and a 360 day year, and shall be paid within five (5) Business Days after the final determination of the Completion Statement under sub-sections (a) through
      (c) above by wire transfer in immediately available funds to the receiving Party to the account(s) specified in writing by such Party.

(g) The Purchaser and the Vendor respectively shall give each and its representatives access within normal business hours to the books and records of the Group to enable each Party to determine the Completion Payment, the Completion Net Cash/Debt and the Completion Net Working Capital and to verify, control and investigate any decision rendered by the Completion Auditor.

(h) Payments to the respective parties under this Section 3.3 shall be netted out against each other to render a final payment from one of the Parties.

4.    CONDITIONS PRECEDENT

4.1 The obligations of the Parties to complete the sale and purchase of the Shares under this Agreement shall be subject to the fulfillment prior to or at Completion, unless waived in writing, of each of the following conditions precedent (the "Conditions Precedent"):

4.1.1 The obligations of the Vendor and the Purchaser are conditional upon the obtaining of clearance or a decision not to take any further action from the competition authorities in Germany.

4.1.2 The obligations of the Purchaser are conditional upon that there has not occurred any event or circumstance which has a material adverse effect on the business, financial condition, assets or prospects of the Group taken as a whole.

4.2   Fulfillment of the Conditions Precedent

4.2.1 The Parties undertake to use all reasonable endeavors to procure the fulfillment of the Conditions Precedent and otherwise to complete the transaction contemplated herein.

4.2.2 Should Completion not occur due to the non-fulfillment of the Conditions Precedent, none of the Parties shall be under any obligation to compensate the other Party for any losses or costs incurred as a result of the contemplated transaction.

5.    COVENANTS

5.1 From the Signing Date until Completion, the Vendor shall use its reasonable efforts to cause the Group:

      (a) to operate its business in the ordinary course consistent with past practice, except as set out in Exhibit 5.1(a) hereof;

      (b) to preserve the relationships with suppliers, customers, distributors, cooperation partners and others having business dealings with a Group Company;

      (c)   to maintain its present insurance coverage;

      (d) not to dispose of or encumber any of the assets of the Group other than in the ordinary course of business;

      (e) not to authorize, issue or otherwise grant any options, warrants, conversion rights or other agreements pursuant to which a Group Company may be required to purchase, redeem, issue or sell any shares or other securities;

      (f) to prepare the final consolidated statutory accounts of the Group in accordance with Swedish GAAP for the financial year 2004 as soon as practicable and take all reasonable measures to facilitate a smooth audit of such statutory accounts.

5.2 The Vendor shall, between the Signing Date and the Completion, consult with the Purchaser prior to taking any material decisions regarding the Group and/or the Group Companies not previously disclosed to the Purchaser during the course of the Purchaser's due diligence.

5.3 The Vendor shall, between the Signing Date and the Completion, cause the Group Companies to afford the Purchaser's employees, consultants, banks and advisors reasonable access, at all times during normal business hours, reasonable notice having been given, to management personnel and auditors of the Group Companies and to the accounts, books and records of the Group Companies. Such right of access includes discussions between the Purchaser and the management and independent auditors of the Group Companies.

5.4 The Purchaser shall, between the Signing Date and the Completion, use all reasonable endeavors to fulfill or procure the fulfillment of the condition set out in Section 4.1.1 above and will notify the Vendor in writing, immediately after it becomes aware of the satisfaction of such conditions. The Vendor shall cooperate with and furnish information as requested by the Purchaser in order to facilitate the fulfillment of the condition set out in Section 4.1.1.

      In the event the relevant competition or other authorities would not be prepared to give its clearance to the sale and purchase contemplated herein, the Purchaser undertakes to negotiate in good faith with the relevant authorities and, as the case may be, with the Vendor, in order to obtain timely clearance and to take any reasonable measures required by the authorities in order for the said sale and purchase to not be prohibited or restricted in any material way. For the avoidance of doubt, the Purchaser's undertaking pursuant to the preceding sentence does not include any restructuring of or changes in the business operations of the Purchaser, affiliates of the Purchaser, the Company or any of the Subsidiaries. Measures taken pursuant to this Section 5.4 shall not entitle the Purchaser to any compensation of any kind from the Vendor. The Vendor shall be given the opportunity to participate in all negotiations with the competition authorities, except for negotiations pertaining to the business of the Purchaser and the affiliates of the Purchaser.

6.    COMPLETION

6.1 Completion shall take place, unless otherwise agreed in writing between the Parties, at the offices of Hammarskiold & Co in Stockholm, Sweden on
      (i) the eighth Business Day following the satisfaction or waiver of the Conditions Precedent in Section 4.1.1 with effect as of March 31, 2005, provided that such Condition Precedent has been satisfied or waived on or prior to March 31, 2005, or (ii) on the last Business Day of a calendar month occurring first but not earlier than eight (8) Business Days after the date upon which the Condition Precedent in Section 4.1.1 is satisfied or waived, if such Conditions Precedent have been satisfied or waived after March 31, 2005, (the "Completion Date").

      If Completion has not occurred on or before May 31, 2005, this Agreement shall automatically become null and void and neither Party shall have any claims against each other by reason thereof.

6.2   At Completion, the Vendor shall:

      (i) unless Annual General Meetings of each of the Group Companies have already been held prior to Completion, hold Annual General Meetings of each of the Group Companies;

      (ii) deliver the share certificates representing the Shares, duly endorsed to the Purchaser; free and clear of any and all liens, charges and other encumbrances;

      (iii) deliver the original share register (Sw. aktieboken) of the Company;

      (iv) deliver to the Purchaser the share registers and share certificates, if such certificates have been issued, representing all shares directly and indirectly held in the Subsidiaries;

      (v) deliver to the Purchaser written resignations, in agreed form, by each retiring member and deputy member of the board of directors of the Group Companies listed in Exhibit 6.2(v) hereof, including a confirmation from each such person that he has no claims against the relevant Group Company resulting from his position as a member or deputy member of the board of directors of any of the Group Companies; and

      (vi) deliver to the Purchaser the final audited consolidated statutory accounts of the Group prepared in accordance with Swedish GAAP for the financial year 2004.

6.3   At Completion, the Purchaser shall:

      (i)   pay to the Vendor the Completion Payment in accordance with Section
            3.1 above;

      (ii) procure that the debt of Atos Medical AB to Perbio Science Sweden Holdings AB in the amount of approximately SEK 61,655,000 resulting from the group contribution as of December 31, 2004 is paid in full to Perbio Science Sweden Holdings AB by way of transfer of immediately available funds.

6.4 At the Completion Date, the Vendor shall cause a shareholders meeting and a board meeting to be held in each of the Group Companies allowing the Purchaser to appoint new directors and deputy directors and to appoint company signatories. The Purchaser shall prepare the minutes of said meetings as well as the necessary ancillary documentation, and the Purchaser shall procure that the documentation, immediately following said meetings, is submitted to the relevant registration authorities, including the Swedish Companies Registration Office.

6.5 At the next annual general meeting of each of the Group Companies, the Purchaser undertakes to grant the directors in the respective Group Companies who have retired the last fiscal year and in connection with the Completion, discharge from liability for their administration until the Completion Date (or the earlier date of the retirement), however, only provided that, in the auditors' reports for the relevant period, the Company's auditors do not recommend against such discharges.

6.6 To evidence that Completion has taken place in accordance with the terms and conditions set forth in this Agreement, the Vendor and the Purchaser shall sign a completion memorandum, outlining and evidencing the actions taken and the documents delivered in connection with the Completion.

7.    REPRESENTATIONS AND WARRANTIES OF THE VENDOR

      Prior to the date hereof, the Purchaser has conducted a thorough due diligence investigations, including but not limited to, a legal, accounting and business due diligence with respect to the Group together with the Purchaser's professional advisers, to the full satisfaction of the Purchaser.

      The Vendor represents and warrants to the Purchaser, subject to all matters sufficiently disclosed by the Vendor to the Purchaser and its advisors in the Data Room and otherwise in writing during the course of the Purchaser's due diligence investigation, that the following statements are true and correct as of the Signing Date and, in respect of the statements in Sections 7.1, 7.2 and 7.3 only, will be true and correct also as of the Completion:

7.1   SHARE CAPITAL AND THE GROUP

7.1.1 The shares of the Group Companies have been duly authorized, validly issued, fully paid up, and are owned, directly and indirectly, by the Vendor, all as set out in Exhibit 7.1.1 hereto.

7.1.2 There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of or accords to any person the right to call for the allotment or issue of, any shares (including the Shares) or securities of any of the Group Companies.

7.1.3 Each Group Company is duly organized and validly existing under the relevant laws of its respective country of incorporation and has the full power and authority under its articles of association to carry on its business as currently being conducted.

7.1.4 Each of the Subsidiaries is a wholly owned subsidiary (or a majority owned subsidiary in the case of Platon Medical Ltd.) of a Group Company and no Group Company owns any shares or other securities or participation interest of any kind in any other company or entity.

7.2   TITLE TO SHARES

      The Vendor owns and has good and marketable title to the Shares, which are fully paid, free from all liens, charges and other encumbrances. The shares of the Subsidiaries are free from all liens, charges and other encumbrances.

7.3   CAPACITY

7.3.1 This Agreement and the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Vendor.

7.3.2 The Vendor warrants that it has all powers to enter into and to perform its obligations under this Agreement which, when executed, will constitute binding obligations of the Vendor in accordance with its terms.

7.4   BOOKS AND RECORDS

      Since September 2003, the statutory books (including all register and minute books) of the Group Companies have been maintained in all material respects in accordance with applicable law and are, in all material respects, true, correct and complete.

7.5   CONDUCT OF BUSINESS

      Except as contemplated by this Agreement, since December 31, 2004 the business of the Group has been conducted in all material respects in the ordinary course of business consistent with past practice and since such date:

      (i) except as set forth in Exhibit 7.5(i), no Group Company has entered into any agreement or undertaking outside the ordinary course of business or which are not on arms length terms;

      (ii) no Group Company has sold or transferred or committed to sell or transfer any material asset other than in the ordinary course of business; and

       (iii) no Group Company has declared any dividends or made any other non-cash payments or distributions to any person or entity outside the Group (including, but not limited to, group contributions) in respect of any shares or other equity interests.

7.6    LICENSES AND PERMITS

       To the Vendor's Knowledge, the Group Companies have all the necessary material licenses, permits and authorizations to carry on their businesses as presently being conducted and the Group has not received any written notices of non-compliance or to the effect that any such material license, permit or authorization is being revoked, withdrawn or not renewed.

7.7    COMPLIANCE WITH LAWS

       To the Vendor's Knowledge, the Group Companies have in all material respects complied with all applicable laws, regulations and orders relating to the business of the Group and otherwise.

7.8    REAL ESTATE

       The Group does not own any real property.

7.9    ENVIRONMENTAL MATTERS

       To the Vendor's Knowledge, no Group Company has since September 2003 received any notice of any breach of any applicable environmental laws, regulations or orders.

7.10   INTELLECTUAL PROPERTY

7.10.1 The Intellectual Property Rights set out in Exhibit 7.10.1 comprise all material Intellectual Property Rights that are owned by the Group.

7.10.2 To the best of the Vendor's Knowledge the Group has not been notified of any third party challenging the validity of any Intellectual Property Rights and neither has to the best of Vendor's Knowledge the Group received any written claim whether for infringement, damages or otherwise made by any third party which relates to the ownership or use of the Intellectual Property Rights by the Company.

7.10.3 Except as set forth in Exhibit 7.10.3, to the Vendor's Knowledge, there is no ongoing infringement of any material Intellectual Property Rights.

7.11    MATERIAL CONTRACTS

        To the Vendor's Knowledge, no Group Company is in material breach of any provision of, or in material default under, any Material Contract, and none of the Group Companies has received, or delivered itself, any notice of termination of any Material Contract, except in respect of the agreement with Obtech Medical AG. To the Vendor's Knowledge no other party is in default under or in breach or violation of, any Material Contract.

7.12    TAXES

        The Group has filed all tax returns required to be filed and has duly paid all taxes required to be paid.

7.13    LITIGATION

        Except as disclosed in Exhibit 7.10.3 and other than in respect of normal debt collection proceedings, no Group Company is engaged in any litigation or arbitration, whether as a plaintiff, defendant or otherwise which could have a material adverse effect on the Group and, to Vendor's Knowledge, no litigation or arbitration, by or against a Group Company is threatened which could have a material adverse effect on the Group.

7.14    EMPLOYEES

7.14.1 There is no actual or, to the Vendor's Knowledge, threatened (i) labor strike, work stoppage or lockout against any Group Company; or (ii) unfair labor practice charge or complaint against any Group Company before any governmental authority.

7.14.2 There are no severance agreements or arrangements with respect to any Key Employee other than as reflected in the Data Room. Other than as reflected in the Data Room, there are no material plans or programs relating to retirement, compensation, incentive, bonus, stock option, stock purchases or restricted stock operated by any Group Company.

7.14.3 Except as described in Exhibit 7.14.3, no bonus or similar arrangement related to the consummation of the transaction contemplated by this Agreement exists with respect to any employee of the Group.

7.15    BROKERS

        No broker, finder or investment banker is entitled to any brokerage fee, finder's fee or other fee from the Group in connection with the transaction contemplated by this Agreement.

7.16    INTRA GROUP ARRANGEMENTS

        No Group Company is a party to any contract or arrangement of any kind outside the ordinary course of business with the Vendor or its affiliates or any director, officer or employee of the Vendor.

7.17    NO CONFLICT

        To the Vendor's Knowledge, the execution of this Agreement by the Vendor, the consummation of the transactions contemplated hereby and the fulfilment of the terms hereof will not violate any applicable law, rule, regulation, judgment, decree, order or approval of any court or governmental authority applicable to the Vendor or the Group Companies, or by which their respective assets are bound or affected.

7.18    INFORMATION

        The Data Room has been compiled by the Vendor based on questions and requests from the Purchaser after due inquiry with the Key Employees. To the Vendor's Knowledge, the information provided in the Data Room is, taken as a whole, in all material respects, true and correct and not misleading and no material information requested by the Purchaser to which the Vendor had access has been withheld by the Vendor.

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                                                                              21

8.      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

8.1 The Purchaser is duly organized and validly existing under the laws of Sweden, having all licenses, authorizations and corporate powers to carry on its business as now conducted and to enter into this Agreement, which, when executed, will constitute binding obligations on the Purchaser in accordance with its terms.

8.2 The Purchaser is neither prohibited nor restrained by its by-laws, articles of association or similar document, or by any agreements to which it is a party, from entering into this Agreement and consummating the transactions contemplated hereby, and this Agreement and the transactions related hereto have been duly authorized by all necessary corporate actions.

8.3     The Purchaser has no actual knowledge of any breach of any warranty in
        Section 7 of this Agreement.

9.      REMEDIES

9.1 Except for the warranties contained in Sections 7.1, 7.2 and 7.3, none of the warranties contained in this Agreement shall survive after the date hereof and no Party shall under any circumstance have any rights or remedies directly or indirectly against the other Party or its affiliates, officers, directors, employees, agents or representatives for any breach of warranty contained in this Agreement nor shall the Vendor, the Purchaser or any of their respective affiliates, officers, directors, employees, agents or representatives have any liability on account of such breach. Each of the Parties confirm that the principles for establishing the purchase price for the Shares have been agreed based on this principle.

9.2 The Vendor is, subject to what is set out below in this Section 9, liable for breach of the warranties contained in Sections 7.1, 7.2 and
        7.3. Any compensation payable by the Vendor for a breach there under shall only be in the form of a reduction of the Final Purchase Price and the Vendor's aggregate liability to compensate the Purchaser shall under no circumstances exceed the Final Purchase Price.

9.3 The Purchaser confirms that it has not relied on any express or implied warranty, representation, indemnity, covenant or undertaking which is not expressly contained in this Agreement.

9.4 The remedy provided to the Purchaser under this Agreement shall be exclusive and hence it is specifically agreed that the Vendor shall have no other liability in respect of this Agreement including any liability under any statute including the Swedish Sale of Goods Act (Sw. Koplagen (1990:931)) or the International Sale of Goods Act (Sw. Lag (1987:822) om internationella kop).

10.     INTERIM MEASURES

10.1 As soon as practicable after the Signing Date, representatives of the Vendor, the Purchaser and the CEO of the Company shall form a joint committee with the purpose to outline any and all issues that need to be resolved in order for the Group to be able to operate on a stand alone basis immediately after the Completion Date. The intent is that all such issues shall be resolved by the Group reaching separate agreements with third parties. However, in case where such agreements cannot be reached, each of the Vendor and the Purchaser undertake to use best efforts in order to agree on a temporary separation agreement. Any separation agreement shall be on arm's length terms on market conditions and shall, unless the Parties agree otherwise, be conditioned upon Completion and not be effective for a longer term than three months after the Completion Date.

10.2 The Vendor agrees to extend its property insurance coverage to include the Group for a period of thirty (30) days after the Completion Date. In no instance shall Vendor's obligations exceed the terms or limits of its current worldwide property policy. The Purchaser shall be responsible for all non-covered property losses, including self-insured retentions, and shall reimburse and indemnify the Vendor for any and all costs incurred by the Vendor or its affiliates as a result of such continued insurance coverage.

10.3 The Purchaser shall procure that the Vendor is given opportunity to have reasonable access and assistance from the Company, including but not limited to Tommy Niklasson, for the preparation of the statutory accounts for 2004 and associated tax filings etc. of the companies within the former Perbio Science Group during a period of nine (9) months from the Completion Date. The Parties shall during the period between the signing Date and the Completion Date establish the reasonable time limits and other terms and conditions for such work and both parties undertake to use best efforts to reach an agreement relating hereto on arm's length terms reasonably acceptable to both Parties.

11.     COSTS AND EXPENSES

        Except as expressly otherwise provided herein, the Vendor and the Purchaser, respectively, shall bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated herein, whether or not such transactions shall be completed, including, without limitation, all fees of its legal advisors, accountants and other advisors.

12.     CONFIDENTIALITY

        The Vendor and the Purchaser undertake not to disclose the content of this Agreement or any other information, whether written or oral, including, without limitation, financial information, trade secrets, client lists and other proprietary business information, regarding the Company, which information is not known to the general public, unless
        (i) required to do so by law or stock exchange recommendations or regulations or (ii) such disclosure has been consented by the Vendor or the Purchaser, as the case may be.

13.     ANNOUNCEMENTS

        The Parties shall mutually determine the date and the form of any announcement of the Purchaser's acquisition of the Shares except as may be required by law or stock exchange recommendations or regulations in which case such Party undertakes to inform the other Party in advance in writing.

14.     ASSIGNMENTS

        This Agreement shall be binding upon and inure to the benefit of the successors and assignees of the Parties but shall not be assignable by any of the Parties without the prior written consent of the other Party.

15.     ENTIRE AGREEMENT AND AMENDMENTS

15.1 This Agreement constitutes the entire understanding of the Parties and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee, representative or advisor of either of the Parties or the Company.

15.2 This Agreement may only be amended by an instrument in writing duly executed by the Parties. No change, termination or modification of any of the provisions of this Agreement shall be binding on the Parties, unless made in writing in accordance with this Section 15.2.

16.     NOTICES

        All notices, consents and other communications required or permitted under this Agreement shall be made in writing and be deemed to have been duly given by the Parties if addressed and delivered by registered mail to the addresses set forth below or to such other addresses as may be given by written notice in accordance with this Section 16.

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                                                                              25

        If to the Vendor:

        Perbio Science International Netherlands B.V.
        Att: John Dellapa
        Fisher Scientific International Inc
        Liberty Lane
        Hampton, NH 03842
        USA

        with a copy to:

        Advokatfirman Hammarskiold & Co
        Att: Jacob Melander
        Box 2278
        103 17 Stockholm, Sweden

        If to the Purchaser:

        Cidron Group AB
        Att: Director
        C/o NC Advisory AB
        Stureplan 4A
        114 35 Stockholm, Sweden

        with a copy to:

        White & Case Advokat AB
        Att: Claes Zettermarck
        Box 5573
        114 85 Stockholm, Sweden

17.     INVALIDITY

        If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form a part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

18.     WAIVER

        No waiver by any of the Parties of any of the requirements hereof or of any of its rights hereunder shall have effect unless given in writing and signed by the duly authorized representatives of the other Parties.

19.     GOVERNING LAW AND DISPUTES

19.1 This Agreement shall be governed by and construed in accordance with the laws of Sweden.

19.2 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

19.3 The place of arbitration shall be Stockholm. The language to be used in the arbitration proceedings shall be English.

The Parties hereto have executed this Agreement on the day and year first written above in two original copies, of which each of the Parties hereto have taken one each.

PERBIO SCIENCE INTERNATIONAL
NETHERLANDS B.V.                             CIDRON GROUP AB

by                                           by

/s/ John A. Dellapa                          /s/ Ulf Johnansson by proxy
-------------------------                    -----------------------------
John A. Dellapa                              Ulf Johnansson by proxy

Fisher Scientific International Inc. hereby represents and warrants to the Purchaser that the statements contained in Sections 7.1, 7.2 and 7.3 are true and correct as of the Signing Date and will be true and correct also as of the Completion. For the avoidance of doubt, it is confirmed that Section 19 applies to this representation and warranty.

FISHER SCIENTIFIC INTERNATIONAL INC.

by

/s/ Paul M. Meister
-------------------------
Paul M. Meister